Exhibit 10.30

Promissory Note

BORROWER: Vitacost.Com, Inc.

LENDOR: David N. Ilfeld

LOAN DESCRIPTION: Junior unsecured subordinated debt.

AMOUNT: $1,600,000.00

DATE: July 15, 2008

TERM: Six years

FINAL MATURITY: July 14, 2014

INTEREST RATE: The greater of Libor plus 3% or a rate of 8% for the first 6 months, increasing by 0.5% per month thereafter with a cap of 13%.

REPAYMENT: Subject to Borrower’s proforma covenant compliance with its senior debt outstanding at June 17, 2008, and the Subordination Agreement attached hereto as Exhibit A. Borrower is required to make principal and interest payments if it meets all the minimum covenant requirements in Section 3 (a) of Exhibit A.

BORROWER’S PRE-PAYMENT RIGHT. Borrower reserves the right to prepay this Note in whole or in part, prior to maturity, without penalty. Loan is required to be repaid upon equity event equal to or greater than $10,000,000.

INTEREST ON PAST DUE INSTALLMENTS AND CHARGES. All past due installments of principal and/or interest and/or all other past-due incurred charges shall bear interest after maturity at the maximum amount of interest permitted by the Laws of the State of Florida until paid. Payee’s forbearance in enforcing a right or remedy as set forth herein shall not be deemed a waiver of said right or remedy for a subsequent cause, breach or default of the Borrower’s obligations herein.

FORM OF PAYMENT. Any check, draft, Money Order, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided. Any payments made by Borrower to Lender(s) must be made in proportion to the face value of each note (i.e., no one Lendor can be favored over another Lendor).

DEFAULT. In case of default, Lendor has the obligation to notify Borrower and Borrower has 30 days to cure. If borrower fails to cure within the 30 day period from the date of notification of default, the Lendor has the right to either: (i) continue with the existing terms and conditions of the original note; or (ii) have the right to convert the balance outstanding of the note into common stock at a value of $5.00 per share adjusted for any stock splits incurred after July 10,2008. The Borrower, however, is not allowed to make principal or interest payments at any time to Lendor if Borrower is in default on any of its senior debt obligations.

ATTORNEY’S FEES. If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Borrower shall pay Payee all costs of collection and enforcement, including reasonable attorney’s fees and court costs in addition to other amounts due.

SEVERABILITY. If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT. The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

DESCRIPTIVE HEADINGS. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations under this Note.

CONSTRUCTION. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

GOVERNING LAW. This Note shall be governed, construed and interpreted by, through and under the Laws of the State of Florida.

Borrower is responsible for all obligations represented by this Note.

EXECUTED this 15th day of JULY, 2008.

[Borrower’s Signature:]

/s/ Richard P. Smith, CFO

[Borrower’s Printed or Typed Name]:

Richard P. Smith

SUBORDINATION AGREEMENT                    EXHIBIT A

THIS SUBORDINATION AGREEMENT (“Agreement”) is entered into as of July 15, 2008, among David N. Ilfeld (the “Subordinated Creditor”), VITACOST.COM, INC. (the “Debtor”) and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”).

A. The Debtor is indebted to the Subordinated Creditor pursuant to the terms of that certain promissory note dated as of the date hereof executed by the Debtor in favor of the Subordinated Creditor in the original principal amount of $1,600,000 (hereinafter (i) such promissory note and all amendments, modifications, replacements, substitutions, refinancings and supplements thereto and any renewals and extensions thereof shall be referred to as the “Subordinated Note” and (ii) all indebtedness, liabilities and obligations under the Subordinated Note, including principal, interest, fees, costs, expenses and attorneys’ fees related thereto, whether now existing or hereinafter arising, together with any guaranties therefor, are collectively referred to as the “Subordinated Debt”).

B. The Lender has provided financial accommodations to the Debtor pursuant to the terms of that certain Loan and Security Agreement dated August 3, 2007, as amended, by and among the Debtor and the Lender (the “Existing Loan Agreement”. Hereinafter, the Existing Loan Agreement together with any other loan agreement hereafter executed between the Debtor and the Lender shall be referred to as the “Loan Agreement.” Terms used but not otherwise defined herein shall have the meanings provided in the Loan Agreement). As a condition to the Lender’s extending financial accommodations to the Debtor under the Loan Agreement, the Lender has required that the Subordinated Creditor subordinate all of its rights against the Debtor and interests in the Debtor’s property (if any) to the Lender as hereinafter provided.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Subordinated Creditor, and to induce the Lender to extend financial accommodations to Debtor, the Subordinated Creditor and the Debtor hereby agree as follows:

SECTION 1. Agreement to Subordinate Debt. The Subordinated Creditor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all obligations of the Debtor to the Lender now or hereafter existing under (i) any loan agreement (including the Loan Agreement), any security agreement, any note, any deed of trust or mortgage, any swap agreement (as defined in 11 U.S.C. § 101) and all other documents, letter agreements and instruments now or hereafter evidencing, describing or securing the obligations of the Debtor to the Lender, as they may be modified, and (ii) all credit, overdraft, letter of credit, acceptance or other facilities extended by the Lender or any Lender from time to time to the Debtor or successor entity thereto, whether for principal, interest (including, without limitation, interest accruing after the fling of a petition initiating any proceeding referred to in Section 4(a)), fees, expenses (including reasonable attorney’s fees) or otherwise (all such obligations being the “Obligations”).

SECTION 2. Agreement to Subordinate Liens. The Subordinated Creditor hereby agrees that any existing and future liens in favor of the Subordinated Creditor encumbering any real and/or personal property of the Debtor securing the Subordinated Debt (collectively, the “Subordinate Liens”) shall be, and hereby are made subordinate, junior and postponed in priority, operation and effect to the priority, operation and effect of any and all existing and future liens in favor of the Lender encumbering any real and/or personal property of the Debtor (collectively, the “Senior Liens”), notwithstanding the perfection of, order of perfection of, or failure to perfect any Senior Lien, or the filing or recording, order of filing or recording, or failure to file or record any instrument or other document in any filing or recording office in any jurisdiction. The Subordinated Creditor hereby agrees that any Senior Liens in favor of the Lender are senior in priority, operation and effect to the priority, operation and effect of any and all Subordinate Liens, notwithstanding the perfection of, order of perfection of, or failure to perfect any Senior Lien, or the filing or recording, order of filing or recording, or failure to file or record any instrument or other document in any filing or recording office in any jurisdiction.

SECTION 3. Restricted Payment on Subordinated Debt. During the term of this Agreement and until the Obligations shall have been finally paid in full and not subject to avoidance and all obligations (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been canceled and terminated, the Subordinated Creditor shall not accept, ask, demand, sue for, take or receive for or from the Debtor, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the Subordinated Debt, unless otherwise consented to by the Lender in writing; provided, however:

(a)	the Subordinated Creditor may accept principal payments on the Subordinated Debt in the amount of $500,000 per fiscal quarter so long as (i) no Default or Event of Default exists immediately prior to or after any such payment; (ii) EBITDA (computed for the four consecutive fiscal quarters ending with the fiscal quarter in which such principal payment was made) is greater than or equal to $12,000,000; (iii) the proforma ratio of Indebtedness to EBITDA (after giving effect to any such principal payment) is less than or equal to 3.0 to 1.0: (iv) the Fixed Charge Coverage Ratio (computed for the four consecutive fiscal quarters ending with the fiscal quarter in which such principal payment was made) is greater than 1.75 to 1.00 and (v) maintain Excess Availability (as defined in the Loan Agreement) of at least $1,000,000 for each day during the 30 day period immediately prior to the making of any such principal payment and for each day during the 30 day period immediately thereafter; and

(b)	the Subordinated Creditor may accept monthly payments of interest on the Subordinated Debt in amounts equal to (i) fifty (50%) percent of the interest then due for such month, provided, that, at the time of each such interest payment, and after giving effect thereto, no Default or Event of Default exists and the Company demonstrates to the Lender’s satisfaction that the Company is in proforma compliance with the financial covenants set forth in the Loan Agreement; or (ii) one hundred (100%) percent of the interest then due for such month, provided, that, at the time of each such interest payment, and after giving effect thereto, (i) no Default or Event of Default exists and the Company demonstrates to the Lender’s satisfaction that the Company is in proforma compliance with the financial covenants set forth in the Loan Agreement and (ii) the Debtor has provided evidence of a Fixed Charge Coverage Ratio (computed for the four consecutive fiscal quarters ending with the fiscal quarter in which such interest payment was made) of not less than 1.75 to 1.00.

SECTION 4. In Furtherance of Subordination. The Subordinated Creditor agrees as follows:

(a) Upon any distribution of all or any of the assets of the Debtor to creditors of the Debtor upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Debtor or its debts, whether in any Bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Debtor or otherwise, any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to the Subordinated Debt shall be paid or delivered directly to the Lender for application (in the case of cash) to or as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Obligations until the Obligations shall have been paid in full and not subject to avoidance and all obligation (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been canceled and terminated.

(b) If any proceeding referred to in subsection (a) above is commenced by or against the Debtor, during the term of this Agreement, then until the Obligations shall have been finally paid in full and not subject to avoidance and all obligation (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been terminated:

(i) the Lender is hereby irrevocably authorized and empowered (in its own name or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in subsection (a) above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lender hereunder.

(c) Until the Obligations shall have been finally paid in full and not subject to avoidance and all obligation (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been terminated, all payments or distributions upon or with respect to the Subordinated Debt which are received by the Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lender, shall be segregated from other funds and property held by the Subordinated Creditor and shall be forthwith paid over to the Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Obligations in accordance with their terms.

(d) The Lender is hereby authorized to demand specific performance of this Agreement, whether or not the Debtor shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any of the provisions of this Agreement applicable to it. The Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

(e) In the event that amounts received by the Lender in payment of the Obligations are subsequently required to be repaid to the Debtor or otherwise forfeited or refunded to a receiver, trustee, bankruptcy estate or otherwise, or the Lender agrees to repay any such amounts to the Debtor as part of a good faith compromise settlement of pending or threatened claims, and the Subordinated Creditor shall have received any payment on the Subordinated Debt in accordance with the priorities established hereunder, (i) the Obligations shall be reinstated to the extent of any such repayment and shall be senior in right of priority and payment to the Subordinated Debt, and (ii) the Subordinated Creditor shall pay over to the Lender all amounts received in payment of the Subordinated Debt up to the amount of any deficiency in payment in full of the Obligations as a result of such repayment to the Debtor.

SECTION 5. No Commencement of Any Proceeding. The Subordinated Creditor agrees that, so long as any of the Obligations shall remain unpaid, it will not commence, or join with any creditor other than the Lender in commencing, any proceeding referred to in Section 4(a).

SECTION 6. Rights of Subrogation. The Subordinated Creditor agrees that no payment or distribution to the Lender pursuant to the provisions of this Agreement shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Obligations shall have been finally paid in full and not subject to avoidance and all obligation (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been canceled and terminated.

SECTION 7. Further Assurances. The Subordinated Creditor will, at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder.

SECTION 8. No Change in or Disposition of Subordinated Debt. The Subordinated Creditor will not without the consent of the Lender:

(a) cancel or otherwise discharge any of the Subordinated Debt (except upon payment in full thereof paid to the Lender as contemplated by Section 4) or subordinate any of the Subordinated Debt to any indebtedness of the Debtor other than the Obligations;

(b) sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Agreement and the Lender shall have received written notice thereof; or

(c) permit the terms of any of the Subordinated Debt to be changed, amended or modified, convert the Subordinated Debt to equity or receive any guarantees of the Subordinated Debt so as to have an adverse effect upon the rights or interests of the Lender hereunder.

SECTION 9. Obligations Hereunder Not Affected. All rights and interests of the Lender hereunder, and all agreements and obligations of the Subordinated Creditor and the Debtor under this Agreement, shall remain in full force and effect irrespective of, and shall not in any manner be impaired or released as a result of:

(a) any lack of validity or enforceability of any agreement or instrument relating to or evidencing credit or financial accommodations provided by the Lender to the Debtor; or

(b) any change in the time, manner, place or terms of payment of, or in any other term of, all or any of the Obligations or Senior Liens, or any other restatement, extension, renewal, modification, amendment, restructure, forbearance or waiver of or any consent to departure from any agreement or instrument relating to or evidencing credit provided by the Lender to the Debtor; or

(c) any sale, exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or other surety, for all or any of the Obligations; or

(d) any exercising or refraining from exercising any rights against the Debtor, the Senior Liens or any person or entity; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Debtor or the Subordinated Creditor.

This is a continuing agreement of subordination and shall continue to be effective and binding on the Subordinated Creditor until all Obligations and extensions or renewals thereof shall have been fully discharged.

SECTION 10. Waiver; Liquidation of Certain Collateral. The Subordinated Creditor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Debtor or any other person or entity or any collateral. The Subordinated Creditor hereby waives any right it may have to require marshaling of the Debtor’s assets.

SECTION 11. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Subordinated Creditor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12. Representations and Warranties. The Subordinated Creditor hereby represents and warrants to the Lender that it has full power and authority to enter into this

Agreement. The Subordinated Creditor further warrants and represents that there has been no assignment of any of the Subordinated Debt and that the Subordinated Creditor is the holder of all instruments evidencing the Subordinated Debt. The Subordinated Creditor further covenants that it will not assign all or any part of the Subordinated Debt without the prior written consent of the Lender. The Subordinated Creditor acknowledges that the Lender is relying upon these representations, warranties and covenants in connection with providing the above-referenced financial accommodations.

SECTION 13. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and delivered by U.S. Mail, postage prepaid, return receipt requested or by hand delivery, to the following addresses:

If notice is to the Debtor:	If notice is to the Lender:

Vitacost.com Inc.	Wachovia Bank, National Association
5400 Broken Sound Blvd NW	5001 LBJ Freeway
Boca Raton, FL 33487	Suite 1050
Attention: Richard Smith	Dallas, Texas 75244
Attn: Portfolio Manager

or such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices shall be deemed to have been validly served, given or delivered three (3) days after deposit in the United States mail or upon delivery by hand.

SECTION 14. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or feather exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 15. Continuing Agreement. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Obligations shall have been finally paid in full and not subject to avoidance and all obligation (if any) of the Lender to advance funds under any agreement or instrument relating to or evidencing the Obligations or the Senior Liens has been canceled and terminated; (b) be binding upon the Subordinated Creditor and its successors, transferees and assigns; and (c) inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns.

SECTION 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflicts of laws or domicile of the parties.

SECTION 17. Cross-Default. In the event of any violation of any of the terms and provisions of this Agreement which is not cured within ten (10) days after the Subordinated Creditor or the Debtor becomes aware thereof, then, at the election of the Lender, any and all of the Obligations shall become forthwith due and payable pursuant to the terms of the documents evidencing and/or setting forth the terms of the Obligations.

SECTION 18. Assignment and Refinance. The rights of the Lender hereunder may be assigned to an assignee without the consent of the Debtor or the Subordinated Creditor. In the event any or all of the Obligations are refinanced by another lender, the Subordinated Creditor agrees to subordinate the Subordinated Debt to such refinanced obligations on terms substantially the same as those set forth herein.

SECTION 19. Captions. The captions or headings in this Agreement are for convenience only and are not to affect the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

SUBORDINATED CREDITOR:

DEBTOR:

VITACOST.COM, INC.

By:
Name:	RICHARD P. SMITH, CFO
Title:	CFO

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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